For additional information, contact:
Mark Fusler Director of Financial Reporting and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2022 FOURTH QUARTER AND YEAR END RESULTS AND ANNOUNCES NEW $100 MILLION STOCK REPURCHASE PROGRAM
PHOENIX, May 26, 2022 (GLOBE NEWSWIRE) – Cavco Industries, Inc. (Nasdaq: CVCO) today announced financial results for the fourth quarter and fiscal year ended April 2, 2022 and provided updates on other business items. The current fiscal year includes 52 weeks while fiscal year 2021 contained 53 weeks, with the extra week falling in the fourth quarter.
On September 24, 2021, we completed the acquisition of certain assets and liabilities of The Commodore Corporation ("Commodore"), which operates six manufacturing plants and two retail locations. Since the acquisition date, the results of Commodore are included in Cavco's consolidated financial statements.
Quarterly Highlights
•Record breaking Net revenue and Net income of $505 million and $54 million, respectively.
•Gross profit as a percentage of Net revenue increased to 25.6% with factory-built housing gross profit as a percentage of Net revenue at 24.5%, up 390 bps from last year's fourth quarter.
•Earnings per diluted share was $5.80 compared to $2.71 in last year's fourth quarter.
•Factory utilization exceeded 80%.
•Backlogs were $1.1 billion at April 2, 2022, compared to $603 million at April 3, 2021, of which Commodore contributed $264 million of the year over year growth. Backlog levels in the fourth fiscal quarter were consistent with the third quarter.
•Returned nearly $31 million to shareholders through stock repurchases.
Full Fiscal Year Highlights
•Twelfth straight year of revenue and earnings growth, growing Net revenue 47% and Income before income taxes 119%.
•Gross profit as a percentage of Net revenue increased 350 bps to 25.1%, with factory-built housing gross profit as a percentage of Net revenue increasing 470 bps to 23.9%.
•Earnings per diluted share was $21.34 compared to $8.25 last year. This year was favorably impacted by $3.28 from non-recurring energy efficient home tax credits, which was discussed in the third quarter.
•Demonstrated commitment to our capital allocation strategy by delivering on our three established priorities:
◦Invested in organic growth, including the expansion of existing manufacturing facility capacity, a new park model facility in Glendale, Arizona and a new HUD manufacturing facility in Hamlet, North Carolina
◦Added 6 new manufacturing facilities through the acquisition of Commodore
◦Returned nearly $60 million to shareholders through stock repurchases.

"We are extremely proud of the successful year that all of our operations have had. Our manufacturing teams have found innovative ways to increase manufacturing output and efficiencies, and plant for plant, we are producing more homes than before the pandemic, despite continuing labor and supply challenges. We also continue to deliver on projects designed to further expand our manufacturing capabilities, including two new manufacturing facilities that are expected to open later this year," said Bill Boor, President and Chief Executive Officer.
Mr. Boor continued, "Demand for our homes continues to be strong, despite the recent rise in interest rates. As an affordable home builder, we can provide the potential of home ownership that many people aspire to achieve. With these rising interest rates and other inflationary pressures, we believe that our products become more attractive to other forms of home ownership. That is why we continually strive to increase the number of homes we build and deliver on our commitment to provide high-quality, energy-efficient and affordable homes to our customers."
Three months ended April 2, 2022 compared to three months ended April 3, 2021

	Three Months Ended
($ in thousands, except revenue per home sold)	April 2, 2022	April 3, 2021	Change
Net revenue
Factory-built housing	$488,316	$288,010	$200,306	69.5%
Financial services	17,163	18,492	(1,329)	(7.2)%
	$505,479	$306,502	$198,977	64.9%

Factory-built modules sold	8,666	6,410	2,256	35.2%

Factory-built homes sold (consisting of one or more modules)	4,976	3,835	1,141	29.8%

Net factory-built housing revenue per home sold	$98,134	$75,100	$23,034	30.7%
•In the factory-built housing segment, the increases in Net revenue were due to higher home selling prices and higher home sales volume. The higher home prices were driven by product price increases and a shift toward more multi-section homes. Home sales volume increased from the addition of Commodore and higher factory capacity utilization. These increases were partially offset by the prior year period containing an extra week of sales, given the fiscal calendar.
•Financial services segment Net revenue decreased primarily due to lower interest income earned on the acquired consumer loan portfolios that continue to amortize, lower unrealized gains on marketable equity securities in the insurance subsidiary's portfolio and lower volume in home loan sales, partially offset by more insurance policies in force in the current quarter compared to the prior year quarter.

	Three Months Ended
($ in thousands)	April 2, 2022	April 3, 2021	Change
Gross Profit
Factory-built housing	$119,559	$59,426	$60,133	101.2%
Financial services	10,041	11,449	(1,408)	(12.3)%
	$129,600	$70,875	$58,725	82.9%

Gross profit as % of Net revenue
Consolidated	25.6%	23.1%	N/A	2.5%
Factory-built housing	24.5%	20.6%	N/A	3.9%
Financial services	58.5%	61.9%	N/A	(3.4)%

Selling, general and administrative expenses
Factory-built housing	$54,699	$38,461	$16,238	42.2%
Financial services	5,028	5,501	(473)	(8.6)%
	$59,727	$43,962	$15,765	35.9%

Income from Operations
Factory-built housing	$64,860	$20,965	$43,895	209.4%
Financial services	5,013	5,948	(935)	(15.7)%
	$69,873	$26,913	$42,960	159.6%
•In the factory-built housing segment, Gross profit increased from higher home sales prices and volume, partially offset by higher input costs. Selling, general and administrative expenses increased in these periods from higher salary and incentive compensation expense on improved earnings and the addition of Commodore.
•In the financial services segment, Gross profit decreased primarily due to lower interest income earned on the acquired consumer loan portfolios that continue to amortize, lower unrealized gains on marketable equity securities in the insurance subsidiary's portfolio and lower volume in home loan sales.

	Three Months Ended
($ in thousands, except per share amounts)	April 2, 2022	April 3, 2021	Change
Net Income attributable to Cavco common stockholders	$53,624	$25,222	$28,402	112.6%
Diluted net income per share	$5.80	$2.71	$3.09	114.0%
•Other (expense) income, net for the period was an expense of $1.2 million in the current quarter versus income of $3.0 million in the prior year due to unrealized losses on securities held from gains in the prior year period, partially offset by increased interest income from commercial loans with the addition of Commodore.
•Income taxes totaled $15.2 million, resulting in an effective tax rate of 22.1% compared to $4.5 million and an effective tax rate of 15.2% in the prior year period. The higher effective tax rate in the current year period primarily relates to higher income and lower tax benefits from stock option exercises.

Items ancillary to our core operations had the following impact on the results of operations:

	Three Months Ended
($ in millions)	April 2, 2022	April 3, 2021
Net revenue
Unrealized (losses)/gains recognized during the period on securities held in the financial services segment	$(0.1)	$0.6
Selling, general and administrative expenses
Legal and other expense related to the Securities and Exchange Commission ("SEC") inquiry, net of recovery	(0.9)	(1.4)
Other income, net
Corporate unrealized (losses)/gains recognized during the period on securities held	(2.7)	2.1
Income tax expense
Non-recurring energy efficient home tax credits, net	1.3	—
Tax benefits from stock option exercises	—	2.2
Twelve months ended April 2, 2022 compared to twelve months ended April 3, 2021

	Year Ended
($ in thousands, except revenue per home sold)	April 2, 2022	April 3, 2021	Change
Net revenue
Factory-built housing	$1,556,283	$1,037,889	$518,394	49.9%
Financial services	70,875	70,162	713	1.0%
	$1,627,158	$1,108,051	$519,107	46.8%

Factory-built modules sold	28,885	23,887	4,998	20.9%

Factory-built homes sold (consisting of one or more modules)	16,697	14,214	2,483	17.5%

Net factory-built housing revenue per home sold	$93,207	$73,019	$20,188	27.6%
•In the factory-built housing segment, the increases in Net revenue were due to higher home selling prices and higher home sales volume. The higher home prices were driven by product price increases. Home sales volume increased from the addition of Commodore and higher factory capacity utilization.
•Financial services segment Net revenue increased primarily due to more insurance policies in force in the current year compared to the prior year and higher volume in home loan sales and servicing, partially offset by lower interest income earned on the acquired consumer loan portfolios that continue to amortize and lower unrealized gains on marketable equity securities in the insurance subsidiary's portfolio.

	Year Ended
($ in thousands)	April 2, 2022	April 3, 2021	Change
Gross Profit
Factory-built housing	$372,250	$199,604	$172,646	86.5%
Financial services	36,499	39,373	(2,874)	(7.3)%
	$408,749	$238,977	$169,772	71.0%

Gross profit as % of Net revenue
Consolidated	25.1%	21.6%	N/A	3.5%
Factory-built housing	23.9%	19.2%	N/A	4.7%
Financial services	51.5%	56.1%	N/A	(4.6)%

Selling, general and administrative expenses
Factory-built housing	$186,278	$130,498	$55,780	42.7%
Financial services	19,975	19,654	321	1.6%
	$206,253	$150,152	$56,101	37.4%

Income from Operations
Factory-built housing	$185,972	$69,106	$116,866	169.1%
Financial services	16,524	19,719	(3,195)	(16.2)%
	$202,496	$88,825	$113,671	128.0%
•In the factory-built housing segment, Gross profit increased from higher home sales prices, partially offset by higher input costs. Selling, general and administrative expenses increased in these periods from higher salary and incentive compensation expense on improved earnings, the addition of Commodore Homes, expenses incurred in engaging third-party consultants in relation to pursuing the non-recurring energy efficient home net tax credits and Commodore related acquisition transaction costs, partially offset by amortization of additional Director & Officer ("D&O") insurance premiums in the prior year that did not repeat.
•In the financial services segment, Gross profit decreased primarily due to higher weather related claims, lower interest income earned on the acquired consumer loan portfolios and lower unrealized gains on marketable equity securities compared to the prior year period.

	Year Ended
($ in thousands, except per share amounts)	April 2, 2022	April 3, 2021	Change
Net Income attributable to Cavco common stockholders	$197,699	$76,646	$121,053	157.9%
Diluted net income per share	$21.34	$8.25	$13.09	158.7%
•Other income, net during the current year includes a $3.3 million gain in the second fiscal quarter on the consolidation of a non-marketable equity investment, which went from a 50% ownership to 70%. In addition, interest income from commercial loans increased with the addition of Commodore, partially offset by lower unrealized gains on corporate marketable equity securities held.

•For the year ended April 2, 2022, the effective income tax rate was 6.7% compared to 20.9% in the prior year due to $35.7 million of estimated non-recurring net tax credits related to the sale of energy efficient homes between fiscal year 2018 and fiscal third quarter 2022, available under the Internal Revenue Code §45L. The credit expired in its current form as of December 31, 2021. For the year ended April 2, 2022, the net tax credits and associated expenses favorably impacted diluted net income per share by $3.28.
Items ancillary to our core operations had the following impact on the results of operations:

	Year Ended
($ in millions)	April 2, 2022	April 3, 2021
Net revenue
Unrealized gains recognized during the period on securities held in the financial services segment	$0.3	$2.9
Selling, general and administrative expenses
Expenses incurred in engaging third-party consultants in relation to the non-recurring energy efficient home tax credits	(6.9)	—
Legal and other expense related to the SEC inquiry, net of recovery	(2.1)	(1.5)
Commodore acquisition transaction costs	(2.4)	—
Amortization of additional D&O insurance premiums	—	(4.2)
Other income, net
Corporate unrealized gains recognized during the period on securities held	1.3	4.5
Gain on consolidation of equity method investment	3.3	—
Income tax expense
Non-recurring energy efficient home tax credits, net	35.7	—
Tax benefits from stock option exercises	1.3	2.7
Housing Demand and Production Updates
Housing demand remains strong as qualified individuals continue pursuing affordable home-ownership. Home order rates have moderated from the extreme highs we saw during the summer of 2020 to the summer of 2021, but still remain above pre-pandemic rates, which we considered to be strong. Our backlogs at April 2, 2022 were $1.1 billion, compared to $603 million at April 3, 2021. The year over year increase includes $264 million attributable to Commodore.
Although we continue to experience hiring challenges and other inefficiencies from building material supply disruptions, we have reduced our total open production positions by nearly 25% over the past year, bringing our total average plant capacity utilization rate to exceeding 80% during the fourth fiscal quarter of 2022, which is above pre-pandemic levels.

2022 Stock Repurchase Program
On May 25, 2022, the Company's Board of Directors approved a new $100 million stock repurchase program that may be used to purchase its outstanding common stock. The previous program that was approved on October 27, 2020 has now been fully utilized, with the remaining $39 million being repurchased in the first quarter of fiscal year 2023.
The purchases may be made in the open market or one or more privately negotiated transactions in compliance with applicable securities laws and other legal requirements. The actual timing, number and value of shares repurchased under the program will be determined by the Company in its discretion and will depend on a number of factors, including market conditions, applicable legal requirements and other strategic capital needs and opportunities. The plan does not obligate Cavco to acquire any particular amount of common stock and may be suspended or discontinued at any time. The Company expects to finance the program from existing cash resources.
"When the previous authorization was announced, we said that it would not limit our strategic investments. We are pleased to have now returned $100 million of value directly to our stockholders in a little over a year, while investing approximately $200 million into growing and improving our operations," said Mr. Boor. He continued, "As before, our priorities for capital remain unchanged. This newly authorized plan will allow us to continue to return value to our shareholders without compromising our ability to create long-term value, as we still seek out additional investment opportunities."
Conference Call Details
Cavco's management will hold a conference call to review these results tomorrow, May 27, 2022, at 1:00 p.m. (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at https://investor.cavco.com or via telephone at + 1 (844) 348-1686 (domestic) or + 1 (213) 358-0891 (international). An archive of the webcast and presentation will be available for 60 days at https://investor.cavco.com.
About Cavco
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. We are one of the largest producers of manufactured and modular homes in the United States, based on reported wholesale shipments. Our products are marketed under a variety of brand names including Cavco, Fleetwood, Palm Harbor, Nationwide, Fairmont, Friendship, Chariot Eagle, Destiny, Commodore, Colony, Pennwest, R-Anell, Manorwood and MidCountry. We are also a leading producer of park model RVs, vacation cabins and factory-built commercial structures. Cavco's finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.

Forward-Looking Statements
Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing industry; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: the impact of local or national emergencies including the COVID-19 pandemic, including such impacts from state and federal regulatory action that restricts our ability to operate our business in the ordinary course and impacts on (i) customer demand and the availability of financing for our products, (ii) our supply chain and the availability of raw materials for the manufacture of our products, (iii) the availability of labor and the health and safety of our workforce and (iv) our liquidity and access to the capital markets; labor shortages and the pricing and availability of raw materials; increased health and safety incidents; our ability to negotiate reasonable collective bargaining agreements with the unions representing certain employees; increases in the rate of cancellations of home sales orders; our ability to successfully integrate past acquisitions or future acquisitions and the ability to attain the anticipated benefits of such acquisitions; involvement in vertically integrated lines of business, including manufactured housing consumer finance, commercial finance and insurance; information technology failures or cyber incidents which may compromise the security of personally identifiable information of our customers, suppliers and employees; our participation in certain financing programs for the purchase of our products by industry distributors and consumers, which may expose us to additional risk of credit loss; our reliance on third party providers of goods and services may expose us to significant warranty and construction defect claims; our contingent repurchase obligations related to wholesale financing provided to industry distributors; a write-off of all or part of our goodwill; our ability to maintain relationships with independent distributors; our business and operations being concentrated in certain geographic regions; governmental and regulatory disruption, including prolonged delays by Congress and the President to approve budgets or continuing appropriations resolutions to facilitate the operation of the federal government; taxation authorities initiating or successfully asserting tax positions which are contrary to ours; curtailment of available financing from home-only lenders and increased lending regulations; availability of wholesale financing and limited floor plan lenders; market forces, rising interest rates and housing demand fluctuations; the cyclical and seasonal nature of our business; competition; general deterioration in economic conditions and turmoil in the financial markets; unfavorable zoning ordinances; extensive regulation affecting the production and sale of manufactured housing; potential financial impact on the Company from the ongoing litigation and regulatory action by the SEC against the Company, including the costs and expenses of the litigation, which include the Company's indemnification obligations, potential penalties and insurance costs regarding such matters, and potential reputational damage that the Company may suffer; losses not covered by our director and officer insurance, which may be large, adversely impacting financial performance; loss of any of our executive officers; liquidity and ability to raise capital may be limited; organizational document provisions delaying or making a change in control more difficult; and volatility of stock price; together with all of the other risks described in our filings with the SEC. Readers are specifically referred to the Risk Factors described in Item 1A of the Company's Annual Report on Form 10-K for the year ended April 3, 2021 as may be updated from time to time in future filings on Form 10-K, Form 10-Q and other reports filed by the Company pursuant to the Securities Exchange Act of 1934, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise, as required by law. Investors should not place undue reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	April 2, 2022	April 3, 2021
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$244,150	$322,279
Restricted cash, current	14,849	16,693
Accounts receivable, net	96,052	47,396
Short-term investments	20,086	19,496
Current portion of consumer loans receivable, net	20,639	37,690
Current portion of commercial loans receivable, net	32,272	14,568
Current portion of commercial loans receivable from affiliates, net	372	4,664
Inventories	243,971	131,234
Prepaid expenses and other current assets	71,726	57,779
Total current assets	744,117	651,799
Restricted cash	335	335
Investments	34,933	35,010
Consumer loans receivable, net	29,245	37,108
Commercial loans receivable, net	33,708	20,281
Commercial loans receivable from affiliates, net	2,214	4,801
Property, plant and equipment, net	164,016	96,794
Goodwill	100,993	75,090
Other intangibles, net	28,459	14,363
Operating lease right-of-use assets	16,952	16,252
Total assets	$1,154,972	$951,833
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$43,082	$32,120
Accrued expenses and other current liabilities	250,304	203,133
Current portion of secured financings and other	784	1,851
Total current liabilities	294,170	237,104
Operating lease liabilities	13,158	13,361
Secured financings and other	10,836	10,335
Deferred income taxes	5,528	7,393
Redeemable noncontrolling interest	825	—
Stockholders' equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; Issued 9,292,278 and 9,241,256 shares, respectively	93	92
Treasury stock, at cost; 241,773 and 6,600 shares, respectively	(61,040)	(1,441)
Additional paid-in capital	263,049	253,835
Retained earnings	628,756	431,057
Accumulated other comprehensive (loss) income	(403)	97
Total stockholders' equity	830,455	683,640
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$1,154,972	$951,833

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Net revenue	$505,479	$306,502	$1,627,158	$1,108,051
Cost of sales	375,879	235,627	1,218,409	869,074
Gross profit	129,600	70,875	408,749	238,977
Selling, general and administrative expenses	59,727	43,962	206,253	150,152
Income from operations	69,873	26,913	202,496	88,825
Interest expense	(126)	(171)	(702)	(738)
Other (expense) income, net	(1,192)	3,004	10,195	8,825
Income before income taxes	68,555	29,746	211,989	96,912
Income tax expense	(15,157)	(4,524)	(14,247)	(20,266)
Net income	53,398	25,222	197,742	76,646
Less: net (loss) income attributable to redeemable noncontrolling interest	(226)	—	43	—
Net income attributable to Cavco common stockholders	$53,624	$25,222	$197,699	$76,646

Net income per share attributable to Cavco common stockholders
Basic	$5.86	$2.74	$21.54	$8.34
Diluted	$5.80	$2.71	$21.34	$8.25
Weighted average shares outstanding
Basic	9,150,741	9,207,842	9,178,593	9,189,052
Diluted	9,243,121	9,315,930	9,264,153	9,293,134

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Capital expenditures	$9,715	$19,721	$18,653	$25,537
Depreciation	$3,745	$1,402	$9,633	$5,577
Amortization of other intangibles	$522	$187	$1,384	$747

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